EXHIBIT 10.1

     , 2006

Re: Performance Award Agreement

Dear      :

In recognition of your continued commitment to the growth and success of New Century Financial Corporation (“New Century”), we are very pleased to announce that you have been granted an opportunity to earn a performance award of up to $220,500 (your “Performance Award”). This letter (this “Agreement”) sets forth the terms and conditions of your Performance Award. If you have any questions after reading this Agreement, please contact Amanda Peterson at (949) 255-6890.

Performance Award Opportunity. We will pay you a cash amount equal to your Performance Award, subject to tax withholding and other authorized deductions, if New Century meets its four (4) predetermined objectives, as set forth below, at target for the three-year period from January 1, 2006 to December 31, 2008 (the “Performance Period”). The four objectives have been established with respect to the following performance measures: Pre-Tax Income (“PTI”), Pre-Tax income Growth (“PTIG”), Return on Stockholders’ Equity (“ROE”), and Total Shareholder Return (“TSR”).

If performance is less than or greater than the target level of performance for any one or more of the performance measures for the Performance Period, the amount of your Performance Award will be determined with reference to “Performance Units.” You have been awarded       Performance Units for this purpose, with      units allocated to the PTI measure,      units allocated to the PTIG measure,      units allocated to the ROE measure, and      units allocated to the TSR measure. Each Performance Unit represents the right to receive $100 if the related measure is achieved at the target level of performance for the Performance Period. No amount will be payable with respect to a Performance Unit if minimum performance is not achieved with respect to that measure for the Performance Period.

Following is more information on the Performance Measures:

PTI: We will pay you $100 for each of your Performance Units allocated to the PTI measure if New Century’s consolidated pre-tax net income (without the TRS portfolio) equals or exceeds $606 million for any fiscal year during the Performance Period. This portion of the Performance Award will be paid only with respect to the first year in which such earnings target is met, and will not be paid again even if the earnings target is met in a subsequent year. No payment will be made with respect to this portion of the Performance Award if New Century’s consolidated pre-tax net income (without the TRS portfolio) does not equal or exceed $606 million for any fiscal year during the Performance Period.

PTIG: We will pay you $100 for each of your Performance Units allocated to the PTIG measure if New Century’s consolidated pre-tax net income for the three fiscal years in the Performance Period grows at an average annual rate of 20% (using New Century’s consolidated pre-tax net income for 2005 as the base year to measure such growth). A payout schedule for results other than at target is set forth on the attached Exhibit A.

ROE: We will pay you $100 for each of your Performance Units allocated to the ROE measure if New Century’s average annual return on stockholders’ equity for the three fiscal years in the Performance Period falls within a range from 27.00% to 29.99%. A payout schedule for results other than at target is set forth on the attached Exhibit B.

TSR: We will pay you $100 for each of your Performance Units allocated to the TSR measure if New Century’s total stockholders’ return for the three fiscal years in the Performance Period falls within the range 65.00% to 84.99%. A payout schedule for results other than at target is set forth on the attached Exhibit C.

The determination of whether and the extent to which the objectives have been met with respect to the Performance Period will be based on New Century’s audited financial statements and related notes and supporting schedules for each relevant year. To the extent any portion of your Performance Award is allocated to a particular performance measure and minimum performance is not achieved with respect to that measure for the Performance Period, no amount will be payable to you with respect to that portion of your award.

No portion of your Performance Award will be paid, and this Agreement will immediately terminate, if your employment by New Century or one of our subsidiaries terminates (for any reason, whether a termination with or without cause, due to your retirement, death, disability, layoff, or otherwise) prior to the date that your Performance Award is actually paid (regardless of whether any performance objective was theretofore satisfied).

Payment. New Century will determine the extent to which the performance objectives have been satisfied with respect to the Performance Period promptly after audited financial statements for New Century are received by us with respect to the last year in the Performance Period. If one or more of the performance objectives have been satisfied at or above the minimum level of performance, New Century will, subject to the employment requirement set forth above, pay you the applicable portion of your award promptly after making such determination. (Note that, even if the PTI measure is achieved before the end of the Performance Period, that determination and any related payments will not be made until after the last year in the Performance Period, and the employment requirement will remain in place as indicated above through the date that payments are actually made.)

Adjustments. New Century may, in our sole discretion, adjust performance measures, performance conditions, and performance goals applicable to your Performance Award if we determine that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect any one or more of the following that may have occurred or may in the future occur: (1) any material change in the capitalization or organization of New Century or any of our subsidiaries, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing) affecting New Century or any of our subsidiaries, or any complete or partial liquidation of New Century or any of our subsidiaries, (2) any change in accounting policies or practices, (3) the effects of any special charges to New Century or any of our subsidiaries, or (4) any other similar special circumstances.

Administration. New Century reserves the right, in our sole discretion, to determine performance, whether the applicable performance conditions have been timely satisfied, to make adjustments as contemplated above, and to construe and interpret this Agreement setting forth your Performance Award opportunity. Any interpretation or determination made by New Century with respect to such matters shall be final and binding and given the maximum deference permitted by law.

No Right to Continued Employment. Nothing contained in this Agreement constitutes an employment or service commitment by New Century (or any of our affiliates), affects your status as an employee at will who is subject to termination without cause at any time, or interferes in any way with New Century’s right (or the right of any of our affiliates) to change your compensation or other terms of employment at any time.

Entire Agreement. This Agreement contains all of the terms and conditions of your performance award opportunity and may be amended only by a written agreement, signed by an authorized officer, that expressly refers to this Agreement.

NEW CENTURY FINANCIAL CORPORATION a Maryland corporation By: Brad A. Morrice Vice Chairman, President and Chief Operating Officer

EXHIBIT A
PERFORMANCE UNITS: PTIG PAYOUT SCHEDULE

Average Annual Growth Rate	Per Unit Payout*
25.00% or Greater	$150

20.01% - 24.99%	$102 - $148

20.0% (Target)	$100

15.00% - 19.99%	$75

10.00% -14.99%	$50

5.00% - 9.99% (Minimum Performance)	$25

Less Than 5.0%	$0

* For average annual growth rate of 20.01% or more but 24.99% or less, the Per Unit value will equal $102 at 20.01% and will increase by $2.00 per unit for each 0.2% by which the average annual growth rate exceeds 20.01% to a maximum of $148 per unit. Except as noted, the per unit payout will not be pro-rated for performance within, above, or below the specified ranges.

The average annual growth rate will be rounded to the nearest whole hundredth of a percent.

EXHIBIT B
PERFORMANCE UNITS: ROE PAYOUT SCHEDULE

Average Annual Return on Equity	Per Unit Payout

39.00% or Greater	$150

36.00% - 38.99%	$135

33.00% - 35.99%	$120

30.00% - 32.99%	$105

27.00% - 29.99% (Target)	$100

24.00% - 26.99%	$75

21.00% - 23.99%	$50

18.00% - 20.99% (Minimum Performance)	$25

Below 18.0%	$0

The average annual return on equity will be rounded to the nearest whole hundredth of a percent. The per unit payout will not be pro-rated for performance within, above, or below the specified ranges.

EXHIBIT C
PERFORMANCE UNITS: TSR PAYOUT SCHEDULE

Total Stockholder Return	Per Unit Payout

135.00% or Greater	$150

115.00% - 134.99%	$135

100.00% - 114.99%	$120

85.00% - 99.99%	$105

65.00% - 84.99% (Target)	$100

45.00% - 64.99%	$75

30.00% - 44.99%	$50

15.00% - 29.99% (Minimum Performance)	$25

Below 15.0%	$0

The total stockholder return will be rounded to the nearest whole hundredth of a percent. The per unit payout will not be pro-rated for performance within, above, or below the specified ranges.